Exhibit 28(d)(xlv)

FORM OF

AMENDMENT NO. 6 TO THE SUBADVISORY AGREEMENT

This AMENDMENT NO. 6 TO THE SUBADVISORY AGREEMENT (the “Amendment”) is effective as of April 1, 2015 by and between SUNAMERICA ASSET MANAGEMENT, LLC (formerly, SunAmerica Asset Management Corp.), a Delaware limited liability company (the “Adviser”), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended, with respect to the Trust; and

WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A to the Subadvisory Agreement with respect to the Blue Chip Growth Portfolio is hereby amended as follows. Schedule A is also attached hereto.

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
Blue Chip Growth Portfolio	0.300% first $50 million 0.225% next $100 million 0.200% next $350 million 0.150% over $500 million

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC		MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ PETER A. HARBECK	By:	/s/ CAROL W. GEREMIA
Name: Peter A. Harbeck		Name:
Title: President and Chief Executive Officer		Title:

SCHEDULE A

Effective April 1, 2015

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)

MFS Massachusetts Investors Trust Portfolio	0.375% first $250 million 0.350% next $250 million 0.325% next $1 billion 0.250% over $1.5 billion

MFS Total Return Portfolio	0.375% first $500 million 0.350% next $250 million 0.320% next $250 million 0.300% over $1 billion

Telecom Utility Portfolio	0.375% first $250 million 0.325% next $500 million 0.300% next $750 million 0.250% over $1.5 billion

Blue Chip Growth Portfolio	0.300% first $50 million 0.225% next $100 million 0.200% next $350 million 0.150% over $500 million

SA JPMorgan MFS Core Bond Portfolio (f/k/a Total Return Bond Portfolio)	0.150% first $500 million 0.120% next $1.5 billion 0.100% over $2 billion